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Prospectus Supplement No. 1                  Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 23, 2001)              SEC File No. 333-58436

                              [LOGO APPEARS HERE]

                               7,143,000 Shares

                            of Class D Common Stock

                               ----------------

  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated August 23, 2001, forming a part of the Registration Statement on Form S-3 (Registration No. 333-58436). Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

  The purpose of this Prospectus Supplement is:

  (i) to supplement certain information set forth in the Prospectus in the section entitled "PLAN OF DISTRIBUTION" by amending the second paragraph of such section to read in its entirety as follows:

      "We may sell the 5,000,000 shares of class D common stock offered by us through this prospectus to or through one or more underwriters or broker-dealers, which may include Banc of America Securities LLC, Bear, Stearns & Co. Inc., Blaylock & Partners, L.P., Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., First Union Securities, Inc., Morgan Stanley & Co. Incorporated, Robertson Stephens and TD Securities (USA) Inc., directly to one or more institutional purchasers or through agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from us or the purchasers of the securities for whom they act as agents. In no event, however, will any underwriting discount or commission exceed 8% of the offering price."; and

  (ii) to correct the filing date of the last of our Current Reports on Form 8-K referred to in the fourth bullet point following the first paragraph in the section entitled "INCORPORATION BY REFERENCE," which was filed on August 24, 2001.

          The date of this Prospectus Supplement is August 27, 2001.